EXHIBIT 5.1
May 29, 2008

Illumina, Inc. 9885 Towne Centre Drive San Diego, CA 92121	Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 tel +1 212 259 8000 fax +1 212 259 6333
Ladies and Gentlemen:
We have acted as counsel to Illumina, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing, with the Securities and Exchange Commission (the “Commission”) by the Company, of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale of 3,900,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), of which 2,400,000 Shares may be issued pursuant to awards under the Company’s Amended and Restated 2005 Stock and Incentive Plan (the “2005 Plan”) and 1,500,000 Shares may be issued pursuant to awards under the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “2000 ESPP” and, together with the 2005 Plan, the “Plans”).
We have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including, without limitation, the 2005 Plan and the 2000 ESPP. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
Subject to the foregoing and to the other qualifications set forth herein, we are of the opinion that:
1.	The issuance of the Shares pursuant to the Plans has been lawfully and duly authorized by the Company.
2.	When the Shares have been issued and delivered in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.
We are members of the Bar of the State of New York, and in expressing the foregoing opinions, we are not passing upon any laws other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
Dewey & LeBoeuf LLP